Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Digital Brands Group, Inc.:

We consent to the use in this registration statement on Form S-1 of Digital Brands Group, Inc. of our report dated September 2, 2021, with respect to the balance sheet of Mosbest, LLC, dba Stateside, as of December 31, 2020, and the related statements of operations, member’s equity, and cash flows for the year ended December 31, 2020 and the related notes, which report appears in the Form 8-K of Digital Brands Group Inc. dated August 2, 2022. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ ArmaninoLLP
Los Angeles, California

January 30, 2023